Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2022 relating to the consolidated financial statements of Boxed, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Boxed, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

New York, New York
March 15, 2022